EXHIBIT  23.4







                           INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ugly Duckling Corporation:


We consent to the incorporation by reference in the Registration Statement (Form S-8 for the registration of 1,000,000 shares of common stock) pertaining to the Ugly Duckling Corporation Long-Term Incentive Plan of Ugly Duckling Corporation of our report dated February 10, 1997 with respect to the combined balance sheet of Seminole Finance Corporation and Related Companies as of December 31, 1995 and the related combined statements of operations, stock-holders' equity (deficit), and cash flows for the year ended December 31, 1995, which report appears in the Form 8-K as amended by its Form 8-K/A1 and its Form 8-K/A2 of Ugly Duckling Corporation there were filed with the Securities and Exchange Commission.





                                   /s/  Barton & Company, P.A.
                                        Certified Public Accountants


St. Petersburg, Florida
July 29, 1997